Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports Record 2012 Fourth Quarter Results

Board Approves New $3.0 Million Stock Repurchase Program

Mountain View, Calif. – February 28, 2013 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter ended December 29, 2012.

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Ophthalmology revenues in the fourth quarter were $9.2 million, compared to $8.6 million in the prior year period and $7.9 million in the 2012 third quarter. The fourth quarter results were a record high for ophthalmology sales in a quarter.

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Gross margin for the fourth quarter was 47.0%, compared to 49.6% in both the prior year period and the 2012 third quarter. Margins were impacted in the quarter by a shift in product mix towards the sale of laser systems – including a greater-than-expected response to promotional pricing during a key trade show during the period.

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Operating expenses were $4.0 million in the fourth quarter compared to $3.1 million in the prior year period, which included a one-time credit for a legal settlement of $1.3 million; and $4.5 million in the 2012 third quarter, which included one-time severance expenses of approximately $0.7 million.

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Income from continuing operations for the fourth quarter was $0.3 million or $0.03 per diluted share, compared with income from continuing operations of $0.8 million, or $0.08 per diluted share, in the prior year period.

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Guidance for first quarter 2013: The Company expects to achieve revenues between $8.7 million and $9.0 million and gross margins between 47% and 49%. Operating expenses are expected to be between $3.8 million and $4.0 million. Additionally, the Company received $0.5 million in the form of a cash distribution from an insurance carrier which will be recorded in the first quarter.

CEO William M. Moore said, “We have implemented a number of changes to the organization flattening the management structure and making the focus more customer-centric and market driven with an eye to profitability. We are now investing in products that our customers want, that can be delivered to the market in a reasonable amount of time and that are aligned with growing clinical trends in ophthalmology. And we are making these changes in the framework of fiscal controls and a focus on generating cash and enhancing shareholder value.”

Moore continued, “Going forward, we will look to grow and increase profitability, we will be opportunistic in acquiring or partnering with ophthalmic companies that have developed excellent technologies and we will continue to deploy cash from our strong balance sheet and profitable operations to directly benefit our shareholders through our share buyback program. For the last two years we had committed up to $4.0 million to our stock repurchase program which ended this February. Today, the Board approved a new one year $3.0 million stock repurchase program that replaces our prior two year $4.0 million program.”

The preceding commentary relates to the results of the Company’s continuing ophthalmology business. In February 2012, the Company sold its aesthetics laser business and the financial statements reflect the results of its aesthetics laser business as discontinued operations.

Fourth Quarter Business Highlights

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The Company completed a tender offer that resulted in the repurchase of an aggregate of 487,500 shares of its common stock at a purchase price of $4.10 per share, for a total cost of approximately $2.0 million. Those shares represented approximately 5.5 percent of IRIDEX’s then issued and outstanding shares of common stock.

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The Company announced FDA 510(k) and CE clearance of the TxCell™ Scanning Laser Delivery System. This new product saves significant time in a variety of laser photocoagulation procedures by allowing physicians to deliver the laser in a multi-spot scanning mode, a more efficient method for these procedures than the traditional single spot mode. Management believes that the clinical and practice benefits of this technology will accelerate the adoption of IRIDEX’ proprietary MicroPulse™ technology as it applies to several clinical procedures.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, February 28, 2013 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (866) 225-8754 (U.S.) or (480) 629-9818 (International) and quoting Conference ID 4603021, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, February 28, 2013 through Thursday, March 7, 2013 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4603021. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the Company’s website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the size and growth of and trends in the markets in which the Company operates, the success of the Company’s development, marketing and sales efforts, MicroPulse laser therapy, the Company’s growth strategy, the Company’s acquisition strategy, sales revenue growth, operational plans, profitability, the Company’s projected fiscal 2013 financial results and the Company’s share repurchase program. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 29, 2012 which were filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
CFO & COO	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Total revenues	$9,228	$8,620	$33,859	$33,159
Cost of revenues	4,890	4,342	17,513	16,869

Gross profit	4,338	4,278	16,346	16,290
Operating expenses:
Research and development	1,091	1,166	4,385	3,913
Sales and marketing	2,034	2,147	7,895	7,458
General and administrative	908	1,066	4,926	4,259
Legal settlement, net of expenses	—	(1,274)	—	(1,274)

Total operating expenses	4,033	3,105	17,206	14,356
Income (loss) from operations	305	1,173	(860)	1,934
Legal settlement	—	—	800	800
Other expense, net	(18)	(250)	(210)	(296)

Income (loss) from continuing operations before income taxes	287	923	(270)	2,438
Provision for (benefit from) income taxes	34	122	(100)	297

Income (loss) from continuing operations	253	801	(170)	2,141

Income (loss) from discontinued operations, net of tax	149	(15)	(264)	469
(Loss) gain on sale of discontinued operations, net of tax	(160)	—	1,872	—

(Loss) income from discontinued operations, net of tax	(11)	(15)	1,608	469

Net income	$242	$786	$1,438	$2,610

Net (loss) income per share:
Basic:
Continuing operations	$0.03	$0.09	$(0.02)	$0.24

Discontinued operations	$(0.00)	$(0.00)	$0.18	$0.05

	$0.03	$0.09	$0.16	$0.29

Diluted:
Continuing operations	$0.03	$0.08	$(0.02)	$0.21

Discontinued operations	$(0.01)	$(0.00)	$0.18	$0.05

	$0.02	$0.08	$0.16	$0.26

Weighted average shares used in computing net income per share
Basic	8,820	8,945	8,935	8,958

Diluted	10,071	10,200	8,935	10,225

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 29, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$11,901	$10,789
Accounts receivable, net	5,480	5,551
Inventories, net	8,035	6,659
Prepaids and other current assets	1,129	464
Current assets of discontinued operations	510	6,043

Total current assets	27,055	29,506
Property and equipment, net	483	325
Other long-term assets	287	199
Other intangible assets, net	554	745
Goodwill	533	533
Non-current assets of discontinued operations	—	841

Total assets	$28,912	$32,149

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,105	$1,580
Accrued compensation	1,563	1,180
Accrued expenses	1,242	1,920
Accrued warranty	453	556
Deferred revenue	1,004	1,014
Current liabilities of discontinued operations	—	2,663

Total current liabilities	6,367	8,913
Long Term Liabilities:
Other long-term liabilities	640	810

Total liabilities	7,007	9,723

Stockholders’ Equity:
Convertible preferred stock	5	5
Common stock	94	92
Additional paid-in capital	38,958	42,032
Accumulated other comprehensive loss	—	(35)
Treasury stock, at cost	—	(1,078)
Accumulated deficit	(17,152)	(18,590)

Total stockholders’ equity	21,905	22,426

Total liabilities and stockholders’ equity	$28,912	$32,149